Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

www.georgeson.com

May 28, 2019

Clough Global Dividend and Income Fund

c/o Alps Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Re: Information Agent

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson LLC (“Georgeson”) by Clough Global Dividend and Income Fund (the “Company”) to act as Information Agent in connection with the Company’s upcoming rights offering (the “Offering”) expiring in the summer of 2019. The term of this Agreement shall be the term of the Offering, including any extensions thereof.

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (such services, collectively, the “Services”).

(b)	Fees. In consideration of Georgeson’s performance of the Services, the Company shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I (as defined below). The Company acknowledges and agrees that the Fees & Services Schedule shall be subject to adjustment if the Company requests Georgeson to provide services with respect to additional matters or a revised scope of work.

(c)	Expenses. In addition to the fees and charges described in paragraphs (b) and (d) hereof, Georgeson shall charge the Company, and the Company shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

•	costs and expenses incidental to the Offering, including without limitation the mailing or delivery of Offering materials;

•	reasonable costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offering, including without limitation charges for bank threshold lists, data processing, market information, institutional advisory reports, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•	reasonable costs and expenses incurred by Georgeson at the Company’s request or for the Company’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

•	any other reasonable costs and expenses authorized by the Company and resulting from extraordinary contingencies which arise during the course of the Offering, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

The Company shall pay all applicable taxes incurred in connection with the delivery of the Services or Expenses.

Clough Global Dividend and Income Fund

May 28, 2019

(d)	Custodial Charges. Georgeson agrees to check, itemize and pay on the Company’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. (which will bill the Company directly), for forwarding the Company’s offering material to beneficial owners. The Company shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

(e)	Compliance with Applicable Laws. The Company and Georgeson hereby represent to one another that each shall comply with all applicable laws relating to the Offering, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	Indemnification; Limitation of Liability.

(i)	The Company shall indemnify and hold harmless Georgeson, its affiliates and their respective stockholders, officers, directors, employees and agents from and against any and all losses, claims, damages, costs, charges, reasonable counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, except to the extent such Losses shall have been determined by the parties, themselves, a court of competent jurisdiction, arbitrator, mediator or other neutral objective third party trier of fact mutually agreed upon between the parties a result of Georgeson’s gross negligence, bad faith or willful misconduct.

(ii)	Georgeson shall indemnify and hold harmless the Company from and against any and all Losses arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, to the extent such Losses shall have been determined by the parties, themselves, a court of competent jurisdiction, arbitrator, mediator or other neutral objective third party trier of fact mutually agreed upon between the parties to be a result of Georgeson’s gross negligence, bad faith or willful misconduct.

(iii)	Notwithstanding anything herein to the contrary, but without limiting the Company’s indemnification obligations set forth in clause (i) above, neither party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

(iv)	Any liability whatsoever of Georgeson, its affiliates or any of their respective stockholders, officers, directors, employees or agents hereunder or otherwise relating to or arising out of performance of the Services will be limited in the aggregate to the fees and charges paid hereunder by the Company to Georgeson(but not including Expenses)

Clough Global Dividend and Income Fund

May 28, 2019

(v)	It is understood and expressly stipulated that none of the trustees, officers, agents or shareholders of the Company shall be personally liable hereunder. All persons dealing with the Company must look solely to the property of the Company for the enforcement of any claims against the Company, as neither the trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Company.

(vi)	This paragraph (f) shall survive the termination of this Agreement.

(g)	Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens. The parties waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(h)	Relationship. The Company agrees and acknowledges that Georgeson shall be the primary information agent retained by the Company in connection with the Offering.

(i)	Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”); provided that Georgeson may disclose such Confidential Information as required by law and otherwise to its officers, directors, employees, agents or affiliates to the extent reasonably necessary to perform the Services hereunder. For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Company; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson without access to the Confidential Information. The Company agrees that all reports, documents and other work product provided to the Company by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Company and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

Clough Global Dividend and Income Fund

May 28, 2019

(j)	Invoices. Invoices for amounts due hereunder shall be delivered to Company at:

ADDRESS:
Clough Global Dividend and Income Fund, 1290 Broadway Suite 1100, Denver, CO 80203

ATTENTION:
Jill Kerschen, Jill.Kerschen@alpsinc.com, (720) 947-5930
(Contact Name, Email, Phone)

(k)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Company (by operation of law or otherwise).

[Remainder of page intentionally left blank. Signature page follows.]

Clough Global Dividend and Income Fund

May 28, 2019

If the above is acceptable, please execute and return the enclosed duplicate of this Agreement to Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, Attention: Christopher M. Hayden.

Sincerely,

	By:	GEORGESON LLC

Christopher M. Hayden

	Title:	Senior Managing Director

Agreed to and accepted as of
the date first set forth above:

CLOUGH GLOBAL DIVIDEND AND INCOME FUND

By:

Title:

Clough Global Dividend and Income Fund

May 28, 2019

APPENDIX I

CLOUGH GLOBAL DIVIDEND AND INCOME FUND

FEES & SERVICES SCHEDULE